LINE OF CREDIT NOTE


$2,275,000                                        August 1, 1997
Maximum Amount and Interest                       Wichita, Kansas


     FOR VALUE RECEIVED, VANGUARD AIRLINES, INC., a Delaware corporation ("Company") hereby promises to pay to the order of COMMERCE BANK, N.A. ("Bank"), at its offices in Wichita, Kansas, on demand due to an Event of Default (as defined in the Agreement dated January 30, 1997), or on January 31, 1998, whichever first occurs, the aggregate unpaid principal amount and accrued interest of all borrowings hereunder. Company may, at any time, make principal prepayments without penalty.

     1. Interest. Interest on this Line of Credit Note shall be calculated on the actual number of days outstanding on the basis of a year consisting of 360 days. The outstanding principal amount hereunder shall bear interest at a per annum variable rate equal to the Prime Rate, as published in the Monthly Rates section of The Wall Street Journal, adjustable the date of any change in such rate. Accrued interest shall be payable the first day of each month, in arrears, until and including the maturity of this Line of Credit Note, whether by
acceleration or otherwise.   After any expressed or accelerated
maturity, this Line of Credit Note shall bear interest at 3% above the stated rate, but not to exceed the maximum rate allowed by law, and if not paid monthly, such interest shall be compounded monthly. Company shall have a ten (10) day grace period to make any interest payment hereunder.

     2. Advances. So long as there is no Event of Default, the Company may, from the date of this Line of Credit Note through January 31, 1998 borrow, repay and reborrow the same not to exceed at any time outstanding $2,275,000.

     3. Credit to Account. All advances under this Line of Credit Note will be credited to checking account no. 677494745 carried on the books of Bank in the name of Company. All advances and repayments hereunder shall be recorded in a reasonable manner selected by Bank, and as between Company and Bank such endorsements or recordings shall be prima facie evidence of the amount advanced and repaid hereunder and the then outstanding and unpaid balance of sums advanced or readvanced hereunder, absent manifest error by Bank. Payments will be applied first to interest and then to principal.

     4. Costs of Collection. Unless prohibited by law, Company will pay on demand all costs of collection, legal expenses and reasonable attorneys' fees incurred or paid in collecting and/or enforcing this Line of Credit Note. Furthermore, Bank reserves the right to offset without notice all funds held by Bank against matured debts owing to Bank by Company.

     5. Waivers. Company wives presentment, protest, demand and notice of dishonor or default.



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     6.   Jury Trial Waiver.  THE COMPANY AND BANK HEREBY AGREE
TO TRIAL BY COURT AND IRREVOCABLY WAIVE JURY TRIAL IN ANY ACTION OR PROCEEDING (INCLUDING BUT NOT LIMITED TO ANY COUNTERCLAIM) ARISING OUT OF OR IN ANY WAY RELATING TO OR CONNECTED TO THIS LINE OF CREDIT NOTE, ANY RELATIONSHIP OR TRANSACTION BETWEEN COMPANY AND BANK, THE ORIGINATION, ADMINISTRATION OR ENFORCEMENT OF THE INDEBTEDNESS EVIDENCED OR SECURED BY THIS LINE OF CREDIT NOTE, OR ANY OTHER MATTER.

     7. Choice of Law. This Line of Credit Note shall be governed by, and construed in accordance with, the laws of the State of Kansas.

     IN WITNESS WHEREOF, Company has duly caused this Line of Credit Note to be executed and delivered at the place specified above and as of the date first written above.


                                   Vanguard Airlines, Inc.


                                   By:\s\William A. Garrett

                                   Name:     William A. Garrett
                                   Title:    Vice President and
                                             Chief Financial Officer